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                                                                   EXHIBIT 23(H)

                              CONSULTING AGREEMENT

This Consulting Agreement dated March 1, 2004 ("Agreement") is entered by and between Morningstar Associates, LLC, a Delaware limited liability company ("Consultant"), and AEGON/Transamerica Fund Advisers, Inc., a Maryland corporation ("ATFA"), on behalf of Transamerica IDEX Mutual Funds ("IDEX"), a Massachusetts business trust of the series type and registered under the Investment Company Act of 1940 ("1940 Act") as an open-end management investment company, and AEGON/Transamerica Series Fund, Inc., a Maryland corporation of the series type and registered under the 1940 Act ("ATSF"). Each of Consultant and ATFA is an investment adviser registered as such with the Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940 ("Advisers Act").

The parties agree as follows:

Products and Services: For purposes of this Agreement, the Consultant shall provide the following products and services:

         - Consultant will recommend the asset allocation strategy for four (4) series of IDEX, the TA IDEX Asset Allocation - Conservative Portfolio, TA IDEX Asset Allocation - Moderate Portfolio, TA IDEX Asset Allocation - Moderate Growth Portfolio and TA IDEX Asset Allocation - Growth Portfolio, and four (4) series of ATSF, the Asset Allocation - Conservative Portfolio, Asset Allocation - Moderate Portfolio, Asset Allocation - Moderate Growth Portfolio and Asset Allocation - Growth Portfolio (together, the "Asset Allocation Funds").

         - From the series of IDEX as listed in the then-current IDEX prospectus, Consultant will use its methodology to make recommendations to ATFA regarding in which of those series (except the IDEX Asset Allocation Funds), the IDEX Asset Allocation Funds will in turn invest ("Underlying Funds").

         - From the series of ATSF as listed in the then-current ATSF prospectus, Consultant will use its methodology to make recommendations to ATFA regarding in which of those series (except the ATSF Asset Allocation Funds), the ATSF Asset Allocation Funds will in turn invest (also "Underlying Funds").

         - Consultant will recommend ongoing rebalancing guidelines between the Underlying Funds.

         - The parties will work together to design marketing materials regarding Consultant's specific role with respect to the products and services provided.

         - Consultant will provide a mutually-agreed upon amount of marketing support in conjunction with this Agreement.

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LICENSE GRANT:

Consultant hereby grants ATFA a non-exclusive, limited license to use the products and services furnished by Consultant in accordance with the terms of this Agreement. ATFA may not strip out data, methodology, and/or other intellectual property contained within the products and services furnished by Consultant, and use it for any other purpose.

Consultant hereby represents that the recommendations that it provides to ATFA with regard to an Asset Allocation Fund and the Underlying Funds are formulated independently and that each such recommendation is given in the best interest of the pertinent Asset Allocation Fund, and without the input of ATFA or any affiliate thereof.

Consultant understands that a committee of investment professionals of ATFA generally will implement each recommendation furnished by Consultant regarding the Asset Allocation Funds and the Underlying Funds, unless such committee, in accordance with procedures approved by the relevant Board and/or after consultation of the relevant Board (or committee thereof), determines that such recommendation is not in the best interest of the relevant Asset Allocation Fund(s).

COMPENSATION:

For its services to the Asset Allocation Fund, ATFA will pay Consultant the following compensation, payable monthly:

                   0.10% OF THE FIRST $1 BILLION OF AVERAGE DAILY NET ASSETS OF
                  THE ASSET ALLOCATION FUNDS, COMBINED; 0.07% OF THE NET $500 MILLION; AND 0.05% IN EXCESS OF $1.5 BILLION.

In addition, ATFA will reimburse Consultant for any of its reasonable disbursements directly related to this Agreement, such as travel expenses and transportation, which reimbursements shall be made within thirty (30) days of receipt of an invoice in good order from Consultant. Consultant acknowledges and agrees that all requests for reimbursement shall be billed to ATFA at Consultant's actual cost. Consultant agrees that any airfare charges will be billed at standard coach rates.

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Consultant represents and warrants that: (i) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (ii) it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the 1940 Act, the Advisers Act and the Internal Revenue Code of 1986 ("Code") (such as, for example, the diversification requirements of Section 817(h) of the Code when it provides the products and services to the ATSF Asset Allocation Funds); and (iii) it treats confidentially and as proprietary information of the relevant Asset Allocation Fund all records and information relative to that fund, and will not use such records and information for


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any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by IDEX and/or ATSF, as applicable, which approval shall not be unreasonably withheld and may not be withheld where Consultant may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by IDEX and/or ATSF. Consultant hereby agrees to indemnify ATFA, IDEX and/or ATSF, as applicable, their officers, directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach of Consultant's representations and warranties set forth above.

ATFA represents and warrants that: (i) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; and (ii) it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the 1940 Act, the Advisers Act and the Code. ATFA hereby agrees to indemnify Consultant, its officers, directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach by ATFA of such representations and warranties.

RECORDKEEPING, NOTIFICATION AND REGULATORY APPROVAL:

Consultant agrees to maintain such books and records with respect to its services as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. Consultant also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of IDEX and ATSF, and that copies will be surrendered promptly to them upon their request. And Consultant further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the relevant Asset Allocation Funds are being conducted in accordance with applicable laws and regulations. Consultant will furnish IDEX and/or ATSF and ATFA with such periodic and special reports regarding the Asset Allocation Funds as they may reasonably request.

Consultant will immediately notify ATFA, ATSF and IDEX in the event that Consultant or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents Consultant from rendering products and services pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Consultant further agrees to notify IDEX and ATSF immediately of any material fact known to Consultant respecting or relating to Consultant that is not contained in the IDEX and ATSF Registration Statements regarding the Asset Allocation Funds, or any amendment or supplement thereto, but that may be required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.


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ATFA will immediately notify Consultant in the event that ATFA or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents it from complying with its duties and obligations under this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that affects its ability to comply with its duties and obligations under this Agreement.

TRADEMARKS: With Consultant's review and approval, the following trademarks may be used in association with the products and services to be provided under this
Agreement:

Morningstar(R)

a.  Use of Trademarks:
---------------------

Each party must obtain the other party's permission prior to any use of its name, logo, trademarks, or data. Consultant and ATFA will submit such materials to the other for its review prior to any printing or dissemination.

b.  Description of Consultant:
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In connection with the provision of products and services pursuant to this
Agreement, ATFA agrees not to use the term "investment adviser" or "investment sub-adviser" in any communication to the public but rather will use the terms "consultant," "asset allocation consultant" or similar terms.

NOTICES AND DISCLAIMERS:
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(a) Unless the parties otherwise agree in writing, the following statement shall appear at least once on each piece of marketing material which references Consultant, the products and services to be provided under this Agreement, or Morningstar, Inc.:

                  [Copyright(C) [Insert date of publication].] Morningstar Associates, LLC. All Rights Reserved. (use the foregoing copyright notice as applicable if Morningstar is the author of the piece or if the piece contains Morningstar's data). The information, data, analyses and opinions contained herein (a) include confidential and proprietary information of Morningstar Associates, LLC or, pursuant to a licensing agreement, Morningstar, Inc., (b) may not be copied or redistributed for any purpose, (c) are provided to ATFA solely for ATFA's use or the use of ATFA's authorized agents and contractors with customers of ATFA, its agents and contractor purposes, and (d) are not warranted or represented to be correct, complete, accurate or timely. Past performance is no guarantee of future results. Information contained herein that has been provided by Morningstar Associates, LLC reflects factual data proprietary to Morningstar Associates, LLC, or its affiliate, Morningstar, Inc. Morningstar Associates, LLC and/or Morningstar, Inc. provide this data in the capacity of a consultant to ATFA.


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ADVERTISING STANDARDS APPLICABLE TO MUTUAL FUND AND VARIABLE ANNUITY MARKETING.

Consultant will assist ATFA in ATFA's development of appropriate marketing materials with respect to Consultant's role with respect to the Asset Allocation Funds. ATFA will be responsible for any and all production, shipping and other like charges relating to these ATFA marketing materials. The details of these arrangements will be mutually agreed upon by the parties. The parties agree that any such marketing materials shall not refer to Consultant as an "investment adviser," "investment sub-adviser" or similar term with respect to the Asset Allocation Funds.

In its production of sales material relating to the series of IDEX and ATSF, the following non exclusive standards apply:

         (i) If Consultant is identified in sales material, the sales material will clearly state that Consultant provides the products and services, as described in this Agreement. ATFA will not use any trademarks of Morningstar, Inc. or Consultant in a way that is likely to cause confusion regarding the provider of the products and services.

         (ii) Sales material will not imply that the arrangements between ATSF and IDEX are "exclusive."

         (iii) Sales material will not imply that Consultant or Morningstar, Inc. "endorses" ATSF or IDEX, the variable annuity product related to ATSF, or the portfolio managers of the Underlying Funds.

         (iv) Sales material will not imply any relationship between or endorsement by Consultant of any insurance feature of a variable annuity or variable life product related to ATSF.

         (v) Sales material will indicate that ATFA serves as investment adviser to the Asset Allocation Funds.

ATFA agrees that it will submit all sales materials subject to this Agreement to the National Association of Securities Dealers Regulation, Inc. ("NASDR") for review, as required by the rules of NASDR. ATFA agrees to use its best efforts to submit or cause the submission of all sales material relating to the Asset Allocation Funds (and the variable annuity or variable life product related to ATSF) that mentions ATFA to NASDR ten days prior to first use. ATFA further agrees that it will provide to Consultant a copy of any comment letter provided by NASDR to ATFA or its affiliates in relation with such marketing materials. ATFA or its affiliates shall be responsible for maintaining all records relating to sales material, as required by NASDR.


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FINANCIAL REPORTS:

ATFA shall furnish to Consultant quarterly financial reports detailing the assets under management for the Asset Allocation Funds.

CONTRACT APPROVAL AND TERMINATION:

This Agreement shall become effective with respect to IDEX and ATSF, respectively, upon its approval by IDEX's and ATSF's Board of Trustees/Directors ("Board"), including a majority of the Trustees/Directors who are not interested persons (for regulatory purposes) of IDEX and ATSF ("Independent Board Members"). This Agreement shall be an "interim contract," as this term is defined under Rule 15a-4 under the 1940 Act and shall terminate in accordance with the terms of that Rule.

Either party may terminate this Agreement, with or without cause, upon ten (10) days' prior written notice to the other party. Notwithstanding the foregoing, each Board, or the shareholders of any of the Asset Allocation Funds upon a vote of a majority of its outstanding voting securities, may terminate this Agreement at any time, without the payment of any penalty, on not more than 10 calendar days' written notice to Consultant and ATFA.



AEGON/TRANSAMERICA FUND ADVISERS, INC.               MORNINGSTAR ASSOCIATES, LLC
By:                                                  By:
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Name:  John K Carter                                 Name:
       ------------------------------------------
Title: Senior Vice President and General Counsel     Title:
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